UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                    FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                              Commission File Number 000-30309


                                 Pinnacor Inc.
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            (Exact name of registrant as specified in its charter)


                       601 West 26th Street, 13th Floor
                           New York, New York 10001
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                       (Address, including zip code, and
                   telephone number, including area code, of registrant's principal executive offices)


                    Common Stock, $0.01 par value per share
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           (Title of each class of securities covered by this Form)


                                     None
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          (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


                      Please place an X in the box(es) to
                  designate the appropriate rule provision(s)
                    relied upon to terminate or suspend the
                             duty to file reports:

Rule 12g-4(a)(1)(i)      [x]              Rule 12h-3(b)(1)(i)         [x]
Rule 12g-4(a)(1)(ii)     [ ]              Rule 12h-3(b)(1)(ii)        [ ]
Rule 12g-4(a)(2)(i)      [ ]              Rule 12h-3(b)(2)(i)         [ ]
Rule 12g-4(a)(2)(ii)     [ ]              Rule 12h-3(b)(2)(ii)        [ ]
                                          Rule 15d-6                  [ ]

         Approximate number of holders of record as of the certification or notice date: One

         Pursuant to the requirements of the Securities Exchange Act of 1934 Pinnacor Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                             Pinnacor Inc.


Date:  January 16, 2004                      By: /s/ Francis Sheehan
                                                 ----------------------------
                                                 Name:  Francis Sheehan
                                                 Title: General Counsel and
                                                        Secretary


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.